Exhibit (d)(1)(ii)


                          NEUBERGER BERMAN INCOME FUNDS
                              MANAGEMENT AGREEMENT
                                   SCHEDULE A


      The Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

      Neuberger Berman Cash Reserves
      Neuberger Berman Government Money Fund
      Neuberger Berman High Income Bond Fund
      Neuberger Berman Limited Maturity Bond Fund
      Neuberger Berman Municipal Money Fund
      Neuberger Berman Municipal Securities Trust
      Neuberger Berman Institutional Cash Fund
      Neuberger Berman Strategic Income Fund


DATED:  June 3, 2003